Exhibit 99.3

Independent Auditor's Report

To the Management of Dyax Corp. and Shire plc:

We have audited the accompanying financial statements of Dyax Corp., which comprise the balance sheet as of December 31, 2015, and the related statements of operations and comprehensive loss, of changes in stockholders’ equity and of cash flows for the year then ended.

Management's Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of the financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditor's Responsibility

Our responsibility is to express an opinion on the financial statements based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on our judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, we consider internal control relevant to the Company's preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Dyax Corp. as of December 31, 2015 and the results of its operations and its cash flows for the year then ended in accordance with accounting principles generally accepted in the United States of America.

/s/ PricewaterhouseCoopers LLP

Boston, Massachusetts

March 17, 2016

1

Dyax Corp.

Balance Sheet

December 31, 2015
(In thousands, except share and per share data)
ASSETS
Current assets:
Cash and cash equivalents	$94,554
Short-term investments	199,883
Accounts receivable, net	11,914
Inventory	4,374
Other current assets	8,851
Total current assets	319,576
Fixed assets, net	5,779
Restricted cash	1,100
Other assets	9,934
Total assets	$336,389
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable and accrued expenses	$39,917
Current portion of deferred revenue	3,663
Total current liabilities	43,580
Deferred revenue	2,898
Deferred rent and other long-term liabilities	2,691
Total liabilities	49,169
Commitments and contingencies
Stockholders' equity:
Preferred stock, $0.01 par value; 1,000,000 shares authorized; 0 shares issued and outstanding at December 31, 2015	—
Common stock, $0.01 par value; 200,000,000 shares authorized; 147,229,888 and issued and outstanding at December 31, 2015	1,472
Additional paid-in capital	892,758
Accumulated deficit	(606,518)
Accumulated other comprehensive loss	(492)
Total stockholders' equity	287,220
Total liabilities and stockholders' equity	$336,389

The accompanying notes are an integral part of the financial statements.

2

Dyax Corp.

Statement of Operations and Comprehensive Loss

Year Ended December 31, 2015
(In thousands, except share and per share data)
Revenues:
Product sales, net	$66,719
Development and license fees	6,888
Royalty revenue	13,489
Total revenues	87,096

Costs and expenses:
Cost of product sales	7,083
Cost of royalty revenue	9,609
Research and development	58,585
Selling, general and administrative	64,377
Total costs and expenses	139,654
Loss from operations	(52,558)
Other income (expense):
Interest and other income	737
Interest expense	(8,856)
Total other expense, net	(8,119)
Net loss	(60,677)
Other comprehensive loss:
Unrealized loss on investments	(520)
Comprehensive loss	$(61,197)
Basic and diluted net loss per share:
Net loss per share attributable to common stockholders	$(0.42)
Shares used in computing basic and diluted net loss per share	143,909,571

The accompanying notes are an integral part of the financial statements.

3

Dyax Corp.
Statement of Changes in Stockholders' Equity
For the year ended December 31, 2015
(In thousands, except share data)

					Accumulated
	Common Stock		Additional		Other
		Par	Paid-in	Accumulated	Comprehensive
	Shares	Value	Capital	Deficit	Income (loss)	Total
Balance at December 31, 2014	136,662,175	$1,367	$650,249	$(545,841)	$28	$105,803
Common stock issued under stock plans	2,057,713	20	7,069	—	—	7,089
Sale of common stock, net of issuance costs	8,510,000	85	215,666	—	—	215,751
Share-based compensation expense	—	—	19,774	—	—	19,774
Unrealized loss on investments	—	—	—	—	(520)	(520)
Net loss	—	—	—	(60,677)	—	(60,677)
Balance at December 31, 2015	147,229,888	$1,472	$892,758	$(606,518)	$(492)	$287,220

The accompanying notes are an integral part of the financial statements.

4

Dyax Corp.

Statement of Cash Flows

Year Ended December 31, 2015
(In thousands)
Cash flows from operating activities:
Net loss	$(60,677)
Adjustments to reconcile net loss to net cash used in operating activities:
Amortization of investment premium/discount	958
Depreciation and amortization of fixed assets and intangible assets	1,038
Share-based compensation expense	19,641
Inventory write-down	1,692
Changes in operating assets and liabilities
Accounts receivable	1,021
Other current assets	(231)
Inventory	(8,472)
Accounts payable and accrued expenses	19,434
Deferred revenue	(1,727)
Long term deferred rent and other	(287)
Payment related to note payable discounts and interest converted to principal	(6,450)
Net cash used in operating activities	(34,060)
Cash flows from investing activities:
Purchase of investments	(281,296)
Proceeds from maturity of investments	245,196
Purchase of fixed assets	(1,803)
Net cash used in investing activities	(37,903)
Cash flows from financing activities:
Gross proceeds from stock offerings	229,770
Fees associated with stock offerings	(14,019)
Repayment of long-term obligations	(75,715)
Proceeds from the issuance of common stock under employee stock purchase plan and exercise of stock options	7,089
Net cash provided by financing activities	147,125
Net increase in cash and cash equivalents	75,162
Cash and cash equivalents at beginning of the period	19,392
Cash and cash equivalents at end of the period	$94,554
Supplemental disclosure of cash flow information:
Interest paid	$7,697
Purchase of fixed assets included in accounts payable and accrued expenses	$398

The accompanying notes are an integral part of the financial statements.

5

DYAX CORP.

NOTES TO FINANCIAL STATEMENTS

1. BUSINESS OVERVIEW

Dyax Corp. (“Dyax” or the “Company”) is a biopharmaceutical company developing and commercializing therapies to address orphan diseases. The Company's current areas of focus include:

•	Hereditary Angioedema

The Company develops and commercializes treatments for hereditary angioedema (HAE). The Company discovered and developed KALBITOR® (ecallantide), a plasma kallikrein inhibitor, and is selling it in the United States for the treatment of acute attacks of HAE. Additionally, the Company discovered and is developing DX-2930, a fully human monoclonal antibody inhibitor of plasma kallikrein, which is an investigational product candidate to treat HAE prophylactically. The Company has also developed a biomarker assay that detects the activation of plasma kallikrein in patient blood and is using this assay to expedite the development of DX-2930.

•	Pipeline Development Programs

The Company is expanding upon its expertise in the plasma kallikrein pathway and has an evolving pipeline of fully human monoclonal antibody drug candidates that the Company believes have the potential to address various orphan diseases. These drug candidates include:

•	DX-2930 for diabetic macular edema (DME)

•	DX-2507 for antibody-mediated autoimmune diseases

•	DX-4012 for anti-thrombotic therapy

•	Licensing and Funded Research Portfolio (LFRP)

The Company has a portfolio of product candidates being developed by licensees based on its phage display technology. This portfolio currently includes two approved products, marketed by Eli Lilly & Company (Lilly), and multiple product candidates in various stages of clinical development for which the Company is eligible to receive future royalties and/or milestone payments.

On January 22, 2016, the Company completed an Agreement and Plan of Merger pursuant to which Dyax became a wholly owned subsidiary of Shire plc. See Note 13 Subsequent Event.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Consolidation

In 2015, Dyax BV Holding was dissolved and as of December 31, 2015, Dyax Corp. is the only entity remaining in these financial statements. All inter-company accounts and transactions have been eliminated for 2015.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make certain estimates and assumptions that affect the amounts of assets and liabilities reported and disclosure of contingent assets and liabilities at the dates of the financial statements and the reported amounts of revenue and expenses during the reporting periods. The significant estimates and assumptions in these financial statements include revenue recognition, product sales allowances, effective interest rate calculation, useful lives with respect to long-lived assets, valuation of stock options, accrued expenses and tax valuation reserves. Actual results could differ from those estimates.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of cash, cash equivalents, short-term investments and trade accounts receivable. At December 31, 2015, approximately 99% of the Company's cash, cash equivalents and short-term investments were invested in money market funds backed by U.S. Treasury obligations, U.S. Treasury notes and bills, and obligations of United States government agencies held by one financial institution. The Company maintains balances in various operating accounts in excess of federally insured limits.

6

The Company provides most of its services and licenses its technology to pharmaceutical and biomedical companies worldwide, and makes all product sales to its distributors. Concentrations of credit risk with respect to trade receivable balances associated with the Company’s development and license fee revenue are usually limited, due to the diverse number of licensees and collaborators comprising the Company's customer base. Trade receivable balances associated with the Company’s product sales are comprised of a few customers, due to the Company’s limited distribution network. The Company conducts ongoing credit evaluations of its customers. As of December 31, 2015, four companies accounted for 83% of the receivable balance: 30% (Walgreens), 25% (Lilly), 14% (Accredo) and 14% (Prodigy) of the accounts receivable balance. The balance due from Lilly includes $3.0 million in unbilled accounts receivable related to estimated royalties earned during the quarter ended December 31, 2015.

The Company’s three largest distributors of KALBITOR are Walgreens, U.S. Bioservices and Accredo. During the year ended December 31, 2015, sales to Walgreens, U.S. Bioservices and Accredo were 31%, 16% and 16% of total revenue, respectively.

Revenues from customers outside the United States, principally related to development and license agreements, were approximately 6% of total revenues for the year ended December 31, 2015.

Cash and Cash Equivalents

All highly liquid investments purchased with maturity of ninety days or less from the date of purchase are considered to be cash equivalents. Cash and cash equivalents consist principally of cash and money market funds.

Short-term Investments

Short-term investments primarily consist of investments with original maturities greater than ninety days and remaining maturities less than one year at period end. The Company has also classified its investments with maturities beyond one year as short-term, based on their highly liquid nature and because such marketable securities represent the investment of cash that is available for current operations. The Company considers its portfolio of investments as available-for-sale. Accordingly, these investments are recorded at fair value.

Inventories

Inventories are stated at the lower of cost or market with cost determined under the first-in, first-out, or FIFO, basis. The Company evaluates inventory levels and would write-down inventory that is expected to expire prior to being sold, inventory that has a cost basis in excess of its expected net realizable value, inventory in excess of expected sales requirements, or inventory that fails to meet commercial sale specifications, through a charge to cost of product sales. Included in the cost of inventory are capitalized employee stock-based compensation costs for those employees dedicated to manufacturing efforts. Inventory on-hand that will be sold beyond the Company's normal operating cycle is classified as non-current and grouped with other assets on the Company's balance sheet.

Inventories consist principally of raw materials, work-in-process and finished goods. In certain circumstances, the Company will make advance payments to vendors for future inventory deliveries. These advance payments are recorded as other current assets on the Company’s balance sheet.

Fixed Assets

Property and equipment are recorded at cost and depreciated over the estimated useful lives of the related assets using the straight-line method. Laboratory and production equipment, furniture and office equipment are depreciated over a three to seven year period. Leasehold improvements are stated at cost and are amortized over the lesser of the expected term of the related lease or their estimated useful lives. Leased equipment is amortized over the lesser of the life of the lease or their estimated useful lives. Maintenance and repairs are charged to expense as incurred. When assets are retired or otherwise disposed of, the cost of these assets and related accumulated depreciation and amortization are eliminated from the balance sheet and any resulting gains or losses are included in operations in the period of disposal.

The Company records all proceeds received from a lessor for tenant improvements under the terms of its operating lease as deferred rent. The amounts are amortized on a straight-line basis over the term of the lease as an offset to rent expense.

7

Impairment of Long-Lived Assets

The Company reviews its long-lived assets for impairment whenever events or changes in business circumstances indicate that the carrying amount of assets may not be fully recoverable or that the useful lives of these assets are no longer appropriate. Each impairment test is based on a comparison of the undiscounted cash flow to the recorded value of the asset. If impairment is indicated, the asset is written down to its estimated fair value, which is computed based on a discounted cash flow basis.

Revenue Recognition

The Company’s principal sources of revenue are product sales of KALBITOR, royalties, and development and license fees derived from collaboration and license agreements. In all instances, revenue is recognized only when the price is fixed or determinable, persuasive evidence of an arrangement exists, delivery has occurred or services have been rendered, collectability of the resulting receivable is reasonably assured and the Company has no further performance obligations.

Product Sales and Allowances

Product Sales. Product sales are generated from the sale of KALBITOR to the Company’s customers, primarily wholesale and specialty distributors, and are recorded upon delivery when title and risk of loss have passed to the customer. Product sales are recorded net of applicable reserves for distributors, prompt pay and other discounts, government rebates, patient financial assistance programs, product returns and other applicable allowances.

Under certain arrangements the Company has provided its distributors with extended payment terms. In these circumstances, revenue is not recognized until collectability is reasonably assured or payment from the distributor has been received.

Product Sales Allowances. The Company establishes reserves for trade distributor, prompt pay and volume discounts, government rebates, patient financial assistance programs, product returns and other applicable allowances. Reserves established for these discounts and allowances are classified as a reduction of accounts receivable (if the amount is payable to the customer) or a liability (if the amount is payable to a party other than the customer).

Allowances against receivable balances primarily relate to prompt payment discounts and are recorded at the time of sale, resulting in a reduction in product sales revenue. Accruals related to government rebates, patient financial assistance programs, product returns and other applicable allowances are recognized at the time of sale, resulting in a reduction in product sales revenue and an increase in accrued expenses.

The Company maintains service contracts with its distributors. These contracts include services such as inventory maintenance and patient support services, which have included call center and on-demand nursing services. Accounting standards related to consideration given by a vendor to a customer, including a reseller of a vendor’s product, specify that each consideration given by a vendor to a customer is presumed to be a reduction of the selling price. Consideration should be characterized as a cost if the company receives, or will receive, an identifiable benefit in exchange for the consideration, and fair value of the benefit can be reasonably estimated. The Company has established that patient support services are at fair value and represent a separate and identifiable benefit because these services could be provided by separate third-party vendors. Accordingly, these costs are classified as selling, general and administrative expense.

Fees paid to distributors for inventory maintenance are calculated as a percentage of the KALBITOR sales price and accordingly, are classified as a reduction in product sales revenue.

Prompt Payment and Other Discounts. The Company offers a prompt payment discount to its United States distributors. Since the Company expects that these distributors will take advantage of this discount, the Company accrues 100% of the prompt payment discount that is based on the gross amount of each invoice, at the time of sale. This reserve is adjusted quarterly to reflect actual earned discounts. The Company has also offered volume discounts to certain distributors which are accrued quarterly based on sales during the period.

Government Rebates and Chargebacks. The Company estimates reductions to product sales for Medicaid, Veterans' Administration (VA), TRICARE retail pharmacy (TRICARE) and the Medicare Part D Coverage Gap programs, as well as for certain other qualifying federal and state government programs. The Company estimates the amount of these reductions based on available KALBITOR patient data, actual sales data and rebate claims. These allowances are adjusted each period based on actual experience.

Medicaid rebate reserves relate to the Company’s estimated obligations to state jurisdictions under the established reimbursement arrangements of each applicable state. Rebate accruals are recorded during the same period in which the related product sales are recognized. Actual rebate amounts are determined at the time of claim by the state, and the Company will generally make cash payments for such amounts after receiving billings from the state.

8

VA and Public Health Service (PHS) chargeback reserves and TRICARE rebate reserves represent the Company’s estimated obligations resulting from contractual commitments to sell products to qualified healthcare entities at a price lower than the list price. For VA and PHS chargebacks, the distributor will charge the Company for the difference between what the distributor pays for the product and the ultimate selling price to the qualified healthcare entity. Actual chargeback amounts for VA and Public Health Service are determined at the time of resale to the qualified healthcare provider from the distributor, and the Company will generally issue credits for such amounts after receiving notification from the distributor. Actual rebate amounts for TRICARE are determined at the time of claim by the government program, and the Company will generally make cash payments for such amounts after receiving billings. Chargeback and rebate accruals are established during the same period in which the related product sales are recognized.

Although allowances and accruals are recorded at the time of product sale, certain rebates are typically paid out, on average, up to six months or longer after the sale. Reserve estimates are evaluated quarterly and if necessary, adjusted to reflect actual results. Any such adjustments will be reflected in the Company’s operating results in the period of the adjustment.

Product Returns. Allowances for product returns are recorded during the period in which the related product sales are recognized, resulting in a reduction to product revenue. The Company does not provide its distributors with a general right of product return. The Company permits returns if the product is damaged or defective when received by customers or if the product shelf life has expired. The Company estimates product returns based upon actual returns history and data provided by a distributor.

Patient Financial Assistance. The Company offers a financial assistance program for commercially insured KALBITOR patients in order to defray patients’ out-of-pocket expenses, including co-payments, to aid patients’ access to KALBITOR. The Company estimates its liability for this program based on actual but unpaid reimbursements, as well as, an estimated reserve for product sold to and held by distributors as of period end, based on the Company’s historical redemption rates.

An analysis of the amount of, and change in, reserves related to sales allowances is summarized as follows:

(In thousands)	Prompt pay and other discounts	Patient Financial assistance	Government rebates and chargebacks	Returns	Total
Balance, as of December 31, 2014	$546	$143	$1,987	$592	$3,268
Current provisions relating to sales in current year	3,525	310	4,214	94	8,143
Adjustments relating to prior years	(109)	43	(73)	(259)	(398)
Payments relating to sales in current year	(3,011)	(326)	(1,891)	-	(5,228)
Payments/returns relating to sales in prior years	(440)	(98)	(730)	(126)	(1,394)
Balance, as of December 31, 2015	$511	$72	$3,507	$301	$4,391

Development and License Fee Revenues

Collaboration Agreements. The Company enters into collaboration agreements with other companies for the research and development of therapeutic and diagnostic products. The terms of the agreements may include non-refundable signing and licensing fees, funding for research and development, payments related to manufacturing services, milestone payments and royalties on any product sales derived from collaborations. These multiple element arrangements are analyzed to determine how the deliverables, which often include license and performance obligations such as research, steering committee and manufacturing services, are separated into units of accounting.

For agreements entered into prior to 2011, the Company evaluated license arrangements with multiple elements in accordance with Accounting Standards Codification (ASC), 605-25 Revenue Recognition – Multiple-Element Arrangements. Since 2011, the Company has applied the guidance of ASU 2009-13 to evaluate license arrangements with multiple elements. This guidance amended the accounting standards for certain multiple element arrangements to:

•	Provide updated guidance on whether multiple elements exist, how the elements in an arrangement should be separated and how the arrangement considerations should be allocated to the separate elements;

9

•	Require an entity to allocate arrangement consideration to each element based on a selling price hierarchy, also called the relative selling price method, where the selling price for an element is based on vendor-specific objective evidence (VSOE), if available; third-party evidence (TPE), if available and VSOE is not available; or the best estimate of selling price (BESP), if neither VSOE or TPE is available; and

•	Eliminate the use of the residual method and require an entity to allocate arrangement consideration using the selling price hierarchy.

The Company evaluates all deliverables within an arrangement to determine whether or not they provide value to the licensee on a stand-alone basis. Based on this evaluation, the deliverables are separated into units of accounting. If VSOE or vendor objective evidence (VOE) is not available to determine the fair value of a deliverable, the Company determines the best estimate of selling price associated with the deliverable. The arrangement consideration, including upfront license fees and funding for research and development, is allocated to the separate units based on relative fair value.

VSOE is based on the price charged when an element is sold separately and represents the actual price charged for that deliverable. When VSOE cannot be established, the Company attempts to establish the selling price of the elements of a license arrangement based on VOE. VOE is determined based on third party evidence for similar deliverables when sold separately. In circumstances when the Company charges a licensee for pass-through costs paid to external vendors for development services, these costs represent VOE.

When the Company is unable to establish the selling price of an element using VSOE or VOE, management determines BESP for that element. The objective of BESP is to determine the price at which the Company would transact a sale if the element within the license agreement was sold on a stand-alone basis. The Company’s process for establishing BESP involves management’s judgment and considers multiple factors including discounted cash flows, estimated direct expenses and other costs and available data.

Based on the value allocated to each unit of accounting within an arrangement, upfront fees and other guaranteed payments are allocated to each unit based on relative value. The appropriate revenue recognition method is applied to each unit and revenue is accordingly recognized as each unit is delivered.

For agreements entered into prior to 2011, revenue related to upfront license fees was spread over the full period of performance under the agreement, unless the license was determined to provide value to the licensee on a stand-alone basis and the fair value of the undelivered performance obligations, typically including research or steering committee services was determinable.

Steering committee services that were not inconsequential or perfunctory and were determined to be performance obligations were combined with other research services or performance obligations required under an arrangement, if any, to determine the level of effort required in an arrangement and the period over which the Company expected to complete its aggregate performance obligations.

Whenever the Company determined that an arrangement should be accounted for as a single unit of accounting, it determined the period over which the performance obligations would be completed. Revenue is recognized using either an efforts-based or time-based proportional performance (i.e. straight-line) method. The Company recognizes revenue using an efforts-based proportional performance method when the level of effort required to complete its performance obligations under an arrangement can be reasonably estimated and such performance obligations are provided on a best-efforts basis. Direct labor hours or full-time equivalents are typically used as the measurement of performance.

If the Company cannot reasonably estimate the level of effort to complete its performance obligations under an arrangement, then revenue under the arrangement is recognized on a straight-line basis over the period the Company is expected to complete its performance obligations.

Many of the Company's collaboration agreements entitle it to additional payments upon the achievement of performance-based milestones. Milestones that are tied to development or regulatory approval are not considered probable of being achieved until such approval is received. All milestones which are determined to be substantive milestones are recognized as revenue in the period in which they are met in accordance with ASC 605-28, Revenue Recognition – Milestone Method. Milestones tied to counter-party performance are not included in the Company’s revenue model until the performance conditions are met. Milestones determined to be non-substantive are allocated to each unit of accounting within an arrangement when met. The allocation of the milestone to each unit is based on relative value and revenue related to each unit is recognized accordingly.

10

Costs of revenues related to licensees’ product development, including license fees and development and regulatory milestones are classified as research and development in the statements of operations and comprehensive loss.

Phage Display Library Licenses. Standard terms of the proprietary phage display library agreements generally include non-refundable signing fees, license maintenance fees, development milestone payments, product license payments and royalties on product sales. Signing fees and maintenance fees are generally recognized on a straight line basis over the term of the agreement as deliverables within these arrangements are determined to not provide the licensee with value on a stand-alone basis and therefore are accounted for as a single unit of accounting. As milestones are achieved under a phage display library license, a portion of the milestone payment, equal to the percentage of the performance period completed when the milestone is achieved, multiplied by the amount of the milestone payment, will be recognized. The remaining portion of the milestone will be recognized over the remaining performance period on a straight-line basis. If the Company has no future obligations under the license, milestone payments under these license arrangements are recognized as revenue when the milestone is achieved. Product license payments, which are optional to the licensee, are substantive and therefore are excluded from the initial allocation of the arrangement consideration. These payments are recognized as revenue when the license is issued upon exercise of the licensee’s option, if the Company has no future obligations under the agreement. If there are future obligations under the agreement, product license payments are recognized as revenue only to the extent of the fair value of the license. Amounts paid in excess of fair value are recognized in a manner similar to milestone payments. Payments received that have not met the appropriate criteria for revenue recognition are recorded as deferred revenue.

LFRP Milestones

Non-substantive Milestones. Under the LFRP licenses, the Company is eligible to receive clinical development, regulatory filing and marketing approval milestones, which vary from licensee to licensee. Achievement of these milestones is contingent upon each licensee’s efforts and involves risks and uncertainty related to drug development, regulatory approval and intellectual property that could lead to milestones never being met.

Based on information available to the Company regarding pre-clinical and clinical candidates in the LFRP developed using its technology and through intellectual property rights granted, it is estimated that the Company could receive up to $57 million in development milestones, $52 million in regulatory filing milestones and $75 million in marketing approval milestones. As achievement of these milestones is outside the control of the Company and is contingent upon the licensees’ efforts, they have been determined to be non-substantive milestones.

The Company recognized revenue of approximately $3.8 million related to milestones under the LFRP for the year ended December 31, 2015.

For the year ended December 31, 2015, the Company has not recognized $2.5 million of development and license fee revenue due under one LFRP agreement for milestones triggered in 2015 as the collectability of these amounts are not considered reasonably assured.

Substantive Milestones. There are no substantive milestones under the LFRP for the year ended December 31, 2015.

Royalty Revenue

Royalty revenue is recognized when it becomes determinable and collectability is reasonably assured. For royalties recognized related to CYRAMZA and PORTRAZZA, the first approved therapeutic products in the LFRP, which are commercialized by Lilly, the Company recognizes royalty revenue using an estimate of the royalties earned for the quarter based on Lilly’s reported sales of each product.

For the year ended December 31, 2015, the Company has not recognized $5.7 million of royalty revenue due on sales of LFRP related products for the three months ended December 31, 2015, as the collectability of these amounts are not considered reasonably assured.

Cost of Product Sales and Royalties

Cost of product sales includes costs to procure, manufacture and distribute KALBITOR and manufacturing royalties.

Cost of royalties is derived from pass-through fees under a cross license agreement related to royalties in the amount of low single-digits from product sales by the Company’s LFRP licensees.

11

Research and Development

Research and development costs include all direct costs, including salaries and benefits for research and development personnel, outside consultants, costs of clinical trials, sponsored research, clinical trials insurance, other outside costs, depreciation and facility costs related to the development of drug candidates, as well as certain pass-through costs under the Company’s cross license agreements related to product development by its LFRP licensees, including license fees and development and regulatory milestones.

Income Taxes

The Company utilizes the asset and liability method of accounting for income taxes in accordance with ASC 740 Income Taxes. Under this method, deferred tax assets and liabilities are recognized for the expected future tax consequences of temporary differences between the carrying amounts and the tax basis of assets and liabilities using the enacted statutory tax rates. At December 31, 2015 there were no unrecognized tax benefits.

The Company accounts for uncertain tax positions using a "more-likely-than-not" threshold for recognizing and resolving uncertain tax positions. The evaluation of uncertain tax positions is based on factors that include, but are not limited to, changes in tax law, the measurement of tax positions taken or expected to be taken in tax returns, the effective settlement of matters subject to audit, new audit activity and changes in facts or circumstances related to a tax position. The provision for income taxes includes the effects of any resulting tax reserves or unrecognized tax benefits that are considered appropriate as well as the related net interest and penalties, if any. The Company evaluates uncertain tax positions on a quarterly basis and adjusts the level of the liability to reflect any subsequent changes in the relevant facts surrounding the uncertain positions.

Translation of Foreign Currencies

Prior to dissolving the Company’s foreign subsidiaries, assets and liabilities of the subsidiaries were translated at period-end exchange rates. Amounts included in the statements of operations were translated at the average exchange rate for the period. Historically, the Company’s foreign subsidiaries were U.S. dollar functional currency denominated and local currency was re-measured in U.S. dollars and recorded to other income (expense) in the statement of operations and comprehensive loss. The Company recorded other expense of $10,000 for the year ended December 31, 2015 related to this remeasurement.

Share-Based Compensation

The Company’s share-based compensation program consists of share-based awards granted to employees in the form of stock options and restricted stock units (RSUs), as well as its 1998 Employee Stock Purchase Plan, as amended (the Purchase Plan). The Company’s share-based compensation expense is recorded in accordance with ASC 718 Compensation - Stock Compensation. The Company accounts for all stock-based awards granted to employees at their fair value and generally recognize compensation expense over the vesting period of the award, adjusted for assumed forfeitures. Determining the amount of stock-based compensation to be recorded requires the Company to develop estimates of fair values of stock options as of the grant date. For stock-based options, the Company calculates the grant date fair values using the Black-Scholes valuation model. The fair value of restricted stock unit awards granted to employees is based upon the quoted closing market price per share on the date of grant. Expense is recognized over the vesting period of the award, adjusted for assumed forfeitures.

Income or Loss Per Share

The Company follows the two-class method when computing net loss per share, as it had issued shares that met the definition of participating securities. The two-class method determines net loss per share for each class of common and participating securities according to dividends declared or accumulated and participation rights in undistributed earnings. The two-class method requires income available to common stockholders for the period to be allocated between common and participating securities based upon their respective rights to receive dividends, as if all income for the period had been distributed. For the year ended December 31, 2015, there were no outstanding securities that would be considered participating securities.

The Company presents two earnings or loss per share (EPS) amounts, basic and diluted in accordance with ASC 260 Earnings per Share. Basic earnings or loss per share is computed using the weighted average number of shares of common stock outstanding. The Company excluded the following common stock equivalents, outstanding as of December 31, 2015 (prior to consideration of the treasury stock method), from the computation of diluted net loss per share attributable to common stockholders because they had an anti-dilutive impact due to the net loss attributable to common stockholders incurred for the period:

12

December 31, 2015
Options to purchase common stock	13,824,190
Unvested restricted stock units	552,549
Total	14,376,739

Comprehensive Income (Loss)

The Company accounts for comprehensive income (loss) under ASC 220, Comprehensive Income, which established standards for reporting and displaying comprehensive income (loss) and its components in a full set of general purpose financial statements. The statement required that all components of comprehensive income (loss) be reported in a financial statement that is displayed with the same prominence as other financial statements. The Company is presenting comprehensive income (loss) as part of the statements of operations and comprehensive loss. The only amounts being presented within comprehensive income (loss) are related to gains and losses on the Company’s investments.

Business Segments

The Company discloses business segments under ASC 280, Segment Reporting. The statement established standards for reporting information about operating segments and disclosures about products and services, geographic areas and major customers. The Company operates in one business segment as a biopharmaceutical company within predominantly one geographic area. Long-lived assets consist entirely of property and equipment and are located in the United States for all periods presented.

Recent Accounting Pronouncements

From time to time, new accounting pronouncements are issued by the Financial Accounting Standards Board (FASB) or other standard setting bodies, which are adopted by the Company as of the specified effective date. Unless otherwise discussed, the Company believes that recently issued standards that are not yet effective will not have a material impact on its financial position or results of operations upon adoption.

In February 2016, the FASB issued ASU No. 2016-02, Leases (“ASU 2016-02”), to increase transparency and comparability among organizations by recognizing lease assets and lease liabilities, including for operating leases, on the balance sheet and disclosing key information about leasing arrangements. ASU 2016-02 is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2018. The Company is currently evaluating the impact that adopting ASU 2016-02 will have on its financial statements.

In November 2015, the FASB issued ASU No. 2015-17, Income Taxes (Topic 740): Balance Sheet Classification of Deferred Taxes. The new standard requires that deferred tax assets and liabilities be classified as noncurrent in a company’s balance sheet. As the Company has a full valuation allowance, this standard does not have a material impact on the Company’s financial statements.

In July 2015, the FASB issued ASU 2015-11, Inventory (Topic 330), “Simplifying the Measurement of Inventory” (ASU 2015-11), which simplifies the existing guidance which requires entities to subsequently measure inventory at the lower of cost or market value. Under the amendments, an entity should measure inventory valued using a first-in, first-out or average cost method at the lower of cost and net realizable value, which is defined as the estimated selling price in the ordinary course of business, less reasonably predictable costs of completion, disposal, and transportation. This update is effective for public business entities during fiscal years beginning after December 15, 2016. Early adoption is permitted. This amendment is not expected to have a material impact on the Company's financial statements.

In April 2015, the FASB issued ASU 2015-3, “Interest - Imputation of Interest” (ASU 2015-3) that requires that debt issuance costs related to a recognized debt liability be presented in the balance sheet as a direct deduction from the carrying amount of that debt liability, consistent with debt discounts. This update is effective for annual reporting periods beginning on or after December 15, 2015 and interim periods within fiscal years beginning after December 15, 2016. The Company has assessed and determined that adoption of ASU 2015-03 will have no material impact on its financial statements.

In May 2014, the FASB issued an amendment which will replace most of the existing revenue recognition guidance within U.S. GAAP. The core principle of this guidance is that an entity should recognize revenue for the transfer of goods or services to

13

customers in an amount that it expects to be entitled to receive for those goods or services. In doing so, companies will be required to make certain judgments and estimates, including identifying contract performance obligations, estimating the amount of variable consideration to include in the transaction price and allocating the transaction price among separate performance obligations. Additionally, the amendment requires disclosure about the nature, amount, timing and uncertainty of revenue and cash flows arising from customer contracts, significant judgments reached in the application of the guidance and assets recognized from the costs to obtain or fulfill a contract. In July 2015, the FASB voted to defer the effective date of the amendment to apply to public business entities for annual and interim periods ending after December 15, 2017. The amendment allows for two methods of adoption: a full retrospective method or a modified retrospective approach with the cumulative effect recognized at the date of initial application. The Company is in the process of determining the method of adoption and the impact of this amendment on its financial statements.

3. SIGNIFICANT TRANSACTIONS

CVie Therapeutics

In 2013, the Company entered into an agreement with CVie Therapeutics (CVie), a subsidiary of Lee’s Pharmaceutical Holdings Ltd., to develop and commercialize KALBITOR for the treatment of HAE and other angioedema indications in China, Hong Kong and Macau. Under the terms of this exclusive license agreement, Dyax received a $1.0 million upfront payment and is eligible to receive up to $11 million in future regulatory and sales milestones. In September 2014, the contract was amended to expand CVIE’s territories to include the Republic of Korea, Taiwan and Singapore. The Company is eligible to receive royalties on net product sales in all licensed territories. CVie is solely responsible for all costs associated with development, regulatory activities and the commercialization of KALBITOR in its licensed territories. CVie will purchase drug product from the Company on a cost-plus basis for its commercial supply when and if KALBITOR is approved for commercial sale in the CVie territories.

The Company analyzed this multiple element arrangement in accordance with ASC 605-25 and evaluated whether the performance obligations under this agreement, including the product license, steering committee, and manufacturing services should be accounted for as a single unit or multiple units of accounting. Because of the risk associated with obtaining approval for commercial sale in the CVie territories, manufacturing services associated with commercial supply are considered a contingent deliverable and will be accounted for if and when performed. As CVie is required to obtain all drug product for both clinical development and commercial demand from the Company, all other deliverables under this arrangement were determined to provide no stand-alone value to the licensee. Accordingly, it was determined that the license, manufacturing services associated with clinical supply, and steering committee performance obligations under this agreement represent a single unit of accounting.

At this time, the Company cannot reasonably estimate the level of effort required to fulfill its obligations and, therefore, is recognizing revenue associated with the upfront payment on a straight-line basis through mid-2020, the estimated development period in the CVie territories.

The Company recognized revenue of $116,000 for the year ended December 31, 2015. As of December 31, 2015, the Company has deferred $607,000 of revenue related to this arrangement, which is recorded in deferred revenue on the accompanying balance sheet.

Pint Pharma

In 2013, the Company entered into an exclusive agreement with Novellus Biopharma AG (Novellus) to develop and commercialize KALBITOR for the treatment of HAE and other angioedema indications in select countries in Latin America, including Argentina, Brazil, Chile, Colombia, Mexico and Venezuela. In 2014, this agreement was assigned to Pint Pharma (Pint) and amended to include the territories of Algeria, Tunisia, Morocco, and South Africa. Under the terms of the exclusive license agreement, the Company received upfront payments totaling $500,000 and is eligible to receive up to $5.2 million in future regulatory and sales milestones and royalties on net product sales. Pint is solely responsible for all costs associated with development, regulatory activities, and the commercialization of KALBITOR in their licensed territories. Pint will purchase drug product from the Company on a cost-plus basis for its commercial supply.

The Company analyzed this multiple element arrangement in accordance with ASC 605-25 and evaluated whether the performance obligations under this agreement, including the product license, steering committee, and manufacturing services should be accounted for as a single unit or multiple units of accounting. As Pint is required to obtain all drug product for both clinical and commercial demand from the Company, all other deliverables under this arrangement were determined to provide no stand-alone value to the licensee. Accordingly, it was determined that performance obligations under this agreement represent a single unit of accounting.

14

The Company will recognize revenue related to this arrangement, including the upfront payments, on a unit output basis, as products under clinical and commercial supply are provided to Pint. As no supply has been provided to Pint to date, no revenue has been recognized under this agreement. The Company has deferred recognition of the upfront payments of $500,000, which is recorded in deferred revenue on the accompanying balance sheet.

4. FAIR VALUE MEASUREMENTS

The following tables present information about the Company's financial assets that have been measured at fair value as of December 31, 2015, and indicate the fair value hierarchy of the valuation inputs utilized to determine such fair value. In general, fair values determined by Level 1 inputs utilize quoted prices (unadjusted) in active markets for identical assets or liabilities. Fair values determined by Level 2 inputs utilize observable inputs other than Level 1 prices, such as quoted prices, for similar assets or liabilities, quoted prices in markets that are not active or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the related assets or liabilities. Fair values determined by Level 3 inputs are unobservable data points for the asset or liability, and includes situations where there is little, if any, market activity for the asset or liability.

Description (in thousands)	December 31, 2015	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Assets:
Money Market Funds	$94,525	$94,525	$—	$—
US Treasury Bills and Notes	199,883	—	199,883	—
Total	$294,408	$94,525	$199,883	$—

The following tables summarize the Company’s marketable securities at December 31, 2015:

	December 31, 2015
Description (in thousands)	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
US Treasury Bills and Notes (due within 1 year)	$155,258	$—	$(316)	$154,942
US Treasury Bills and Notes (due after 1 year through 2 years)	45,117	—	(176)	44,941
Total	$200,375	$—	$(492)	$199,883

As of December 31, 2015, the Company's cash equivalents and short-term investments have been initially valued at the transaction price and subsequently valued utilizing a third party pricing service. The Company validates the prices provided by its third-party pricing service by understanding the models used and obtaining market values from other pricing sources.

Unrealized losses on US Treasury Bills and Notes principally relate to changes in market conditions which occurred subsequent to the acquisition of the securities. As of December 31, 2015, the fair value of all investments held had declined below their amortized cost.

The determination of whether unrealized losses on investments are “other-than-temporary” requires judgment based on subjective as well as objective factors. We consider the following factors, the length of time the security’s market value has been below its cost, the extent to which fair value is less than cost basis, the intent to sell the security and whether it is more likely than not that there will be a requirement to sell the security before its anticipated recovery. Based on the relative insignificance of the decline in fair value, management’s intent not to sell these securities and the fact that these investments will not reach maturity until mid to late 2016 and early 2017 management determined that it is highly likely that the investments will recover their value before maturity. As such, it was determined that the unrealized losses as of December 31, 2015 are not “other than temporary”.

15

The Company classifies its investments with maturities beyond one year as short-term, based on their highly liquid nature and because such marketable securities represent the investment of cash that is available for current operations.

The carrying amounts reflected in the balance sheet for cash, cash equivalents, accounts receivable, other current assets, accounts payable and accrued expenses and other current liabilities approximate fair value due to their short-term maturities.

5. INVENTORY

Costs associated with the manufacture of KALBITOR are recorded as inventory.

Inventory that will be sold beyond the Company's normal operating cycle is classified as non-current and grouped with Other Assets on the Company's balance sheet. As of December 31, 2015, approximately $9.8 million of inventory is classified as non-current within other assets on the Company’s balance sheet.

During the year ended December 31, 2015 the Company recognized a charge to cost of goods sold totaling $1.7 million for the write-down of inventory as it was determined that inventory on hand would expire prior to being sold based on forecasted sales.

Inventory consists of the following:

December 31, 2015
(in thousands)
Raw Materials	$534
Work in Progress	8,487
Finished Goods	5,120
Total	$14,141

6. FIXED ASSETS

Fixed assets consist of the following:

December 31, 2015
(in thousands)
Laboratory equipment	$4,780
Furniture and office equipment	1,386
Software and computers	4,100
Leasehold improvements	4,623
Total	14,889
Less: accumulated depreciation	(9,110)
$5,779

Depreciation expense for the year ended December 31, 2015 was approximately $1.0 million.

No assets were retired in 2015.

16

7. ACCOUNTS PAYABLE AND ACCRUED EXPENSES

Accounts payable and accrued expenses consist of the following:

December 31, 2015
(in thousands)
Accounts payable	$1,324
Accrued employee compensation and related taxes	8,880
Accrued external research and development and sales expenses	8,060
Accrued license fees	8,230
Accrued sales allowances	3,554
Accrued merger costs	7,282
Other accrued liabilities	2,587
Total	$39,917

8. LONG-TERM OBLIGATIONS

Notes Payable - HealthCare Royalty Partners

In August 2012, the Company completed an agreement that was entered into with an affiliate of HC Royalty in December 2011 to refinance its existing loans with HC Royalty.   The loans bore interest at a rate of 12% per annum, payable quarterly.  The loans had an original maturity of August 2018, and could be repaid without penalty beginning in August 2015.

In connection with the loans, the Company entered into a security agreement granting HC Royalty a security interest in the intellectual property related to the LFRP, and the revenues generated through the Company’s licenses of the intellectual property related to the LFRP. The security agreement does not apply to internal drug development or to any co-development programs for HAE.

In August 2015, the Company repaid in full all indebtedness outstanding under the loan, which included $84.1 million in principal.

Tranche A Loan

Under the terms of the agreement, the Company received a loan of $20 million (Tranche A Loan) in 2011 and a commitment to refinance amounts outstanding under the Original Loans (defined below) in 2012.

Upon execution of the Tranche A Loan, the terms of the Original Loans were determined to be modified under ASC 470. During the year ended December 31, 2015, interest expense on the Loan is being recorded in the Company’s financial statements at an effective interest rate of 12.5%.

Upon modification of the Original Loans, the note payable balance related to the Tranche A Loan was reduced by $193,000 to reflect payment of the lender’s legal fees in conjunction with the Tranche A Loan. Prior to the loan payoff in August 2015, these fees were accreted over the original life of the Loan, through August 2018. All unamortized fees were expensed in conjunction with the loan payoff.

Tranche B Loan

In 2012, the Company completed a second closing under the agreement of approximately $57.6 million, the Tranche B loan, which refinanced the Original Loans on the same terms as the Tranche A Loan.

Original Loans

In connection with the Original Loans, the Company issued affiliates of HC Royalty warrants to purchase 500,000 shares of the Company’s common stock. In 2008, the Company issued warrants to purchase 250,000 shares of the Company’s common stock at an exercise price of $5.50 per share. This warrant became exercisable in 2009. The Company estimated the relative fair value of the warrant to be $853,000 on the date of issuance, using the Black-Scholes valuation model, assuming a volatility factor of 83.64%, risk-free interest rate of 4.07%, an eight-year expected term and an expected dividend yield of zero. In 2009, the Company issued HC Royalty a second warrant to purchase 250,000 shares of the Company’s common stock at an exercise

17

price of $2.87 per share. This warrant became exercisable in 2010. The Company estimated the relative fair value of the warrant to be $477,000 on the date of issuance, using the Black-Scholes valuation model, assuming a volatility factor of 85.98%, risk-free interest rate of 2.77%, a seven-year, four-month expected term and an expected dividend yield of zero. The relative fair values of the warrants as of the date of issuance are recorded as additional paid-in capital. In 2013, HC Royalty executed their right to complete a cashless exercise of their warrants to purchase shares of the Company’s common stock issued in conjunction with the Original Loans.  As a result, 233,438 shares were issued to HC Royalty and no warrants remain outstanding under this agreement.

The cash proceeds from the Original Loans were recorded as a note payable on the Company's balance sheet. The note payable balance was reduced by $1.3 million for the fair value of the warrants issued, and by $580,000 for payment of HC Royalty’s legal fees in conjunction with the Original Loans. Subsequent to the modification of the debt arrangement in 2011 and prior to the loan payoff in August 2015, the unamortized portion of these amounts were being accreted over the original life of the Loan through August 2018. The unamortized value of the warrants were expensed in conjunction with the loan payoff.

Loan Payoff

For financial reporting purposes, the Company’s $84.1 million principal repayment in August 2015 was recorded as an $82.2 million debt extinguishment and a $1.9 million loss on extinguishment associated with discounts from the debt issuance that had not been accreted to principal prior to repayment. Previously, these charges were accreted to the principal balance over the expected term of the Loan, which was scheduled to mature in August 2018.

Activity under the Loan, adjusted for discounts associated with the debt issuance, including warrants and fees, is presented for financial reporting purposes, as follows:

December 31, 2015
(in thousands)
Beginning balance	$82,165
Accretion of discount	727
Loan activity:
Interest expense	8,078
Payments applied to principal and interest converted to principal	(84,472)
Payments applied to interest	(6,498)
Accrued interest payable	—
Ending balance	$—

Facility Lease

The Company’s principal offices and corporate headquarters are located in Burlington, Massachusetts. As of December 31, 2015, the leased premises consist of approximately 65,000 rentable square feet of office and laboratory facilities. The ten year term of the lease extends to 2022 and the Company has rights to extend the term for an additional five years at fair market value, subject to specified terms and conditions. The aggregate minimum lease commitment over the term of the lease is approximately $19.5 million. The Company has provided the landlord a Letter of Credit of $1.1 million to secure its obligations under the lease for which the Company has restricted cash recorded in the accompanying balance sheet.  Under the terms of the lease agreement, the landlord has provided the Company with a tenant improvement allowance of $2.6 million, including a loan totaling $671,000, which was used towards the cost of leasehold improvements. As of December 31, 2015, the outstanding balance of the loan was $469,000. The Company has capitalized approximately $4.6 million in leasehold improvements associated with the Burlington facility. Costs reimbursed under the tenant improvement allowance have been recorded as deferred rent and are being amortized as a reduction to rent expense over the lease term.

18

Gross minimum future lease payments under the Company's non-cancelable operating leases as of December 31, 2015 are as follows:

(In thousands)
2016	$2,226
2017	2,412
2018	2,512
2019	2,429
2020	2,547
Thereafter	2,771
Total	$14,897

Rent expense for the year ended December 31, 2015 was approximately $1.6 million.

9. STOCKHOLDER’S EQUITY AND STOCK-BASED COMPENSATION

Issuance of Common Stock

In April 2015, the Company issued 8,510,000 shares of common stock at $27.00 per share in an underwritten public offering. Net proceeds from the offering were approximately $215.8 million, after deducting offering expenses.

Equity Incentive Plan

The Company's 1995 Equity Incentive Plan (the Equity Plan), as amended, is an equity plan under which equity awards, including awards of restricted stock, RSUs and incentive and nonqualified stock options to purchase shares of common stock may be granted to employees, consultants and directors of the Company by action of the Compensation Committee of the Board of Directors. Options are granted at the current fair market value on the date of grant, generally vest ratably over a 48-month period, and expire within ten years from date of grant. RSUs are valued at the current fair market value on the date of grant, and generally vest annually in equal installments over a four-year period. The Equity Plan is intended to attract and retain employees and to provide an incentive for employees, consultants and directors to assist the Company to achieve long-range performance goals and to enable them to participate in the long-term growth of the Company.

At December 31, 2015, a total of 6,179,452 shares were available for future grants under the Equity Plan.

The following table summarizes stock option and RSU activity for the period ended December 31, 2015:

	Number of Options	Number of RSUs
Outstanding as of December 31, 2014	11,587,079	486,174
Granted/Awarded	4,099,351	264,250
Options Exercised/Shares Issued	(1,848,545)	(161,027)
Cancelled	(153,458)	(16,646)
Outstanding as of December 31, 2015	13,684,427	572,751

Exercisable as of December 31, 2015	8,138,490	-

Employee Stock Purchase Plan

The Company's 1998 Employee Stock Purchase Plan (the Purchase Plan) allows employees to purchase shares of the Company's common stock at a discount from fair market value. Under the Purchase Plan, eligible employees may purchase shares during six-month offering periods commencing on June 1 and December 1 of each year at a price per share of 85% of the lower of the fair market value price per share on the first or last day of each six-month offering period. Participating employees may elect to have up to 10% of their base pay withheld and applied toward the purchase of such shares, subject to the limitation of 875 shares per participant per quarter. The rights of participating employees under the Purchase Plan terminate upon voluntary withdrawal from the Purchase Plan at any time or upon termination of employment. The compensation expense recognized in connection with the Plan for the year ended December 31, 2015 was approximately $274,000. There were 48,141 shares purchased under the Plan during the year ended December 31, 2015. At December 31, 2015, a total of 654,611 shares were reserved and available for issuance under this Plan.

19

Stock-Based Compensation Expense

The Company measures compensation cost for all stock awards at fair value on date of grant and recognition of compensation over the service period for awards expected to vest. The fair value of stock options was determined using the Black-Scholes valuation model. Such value is recognized as expense over the service period, net of estimated forfeitures and adjusted for actual forfeitures. The estimation of stock awards that will ultimately vest requires significant judgment. The Company considers many factors when estimating expected forfeitures, including historical experience. Actual results and future changes in estimates may differ substantially from the Company's current estimates.

The following table reflects stock compensation expense recorded, net of amounts capitalized into inventory:

Year Ended
December 31, 2015
Compensation expense related to:	(in thousands)
Equity incentive plan	$19,367
Employee stock purchase plan	274
$19,641
Stock-based compensation expense charged to:
Research and development	$6,174

Selling, general and administrative	$13,467

Stock-based compensation of $133,000, which has been excluded from the chart above, was capitalized into inventory for the year ended December 31, 2015. Capitalized stock-based compensation is recognized into cost of product sales when the related product is sold.

Stock-based compensation expense for the year ended December 31, 2015, included $76,000 related to the modification of certain stock options.

Valuation Assumptions for Stock Options

For the year ended December 31, 2015, 4,099,351 stock options were granted. The fair value of each option was estimated on the date of grant using the Black-Scholes option-pricing model with the following assumptions:

Year Ended
December 31, 2015
Expected Option Term (in years)	6 - 8
Risk-free interest rate	1.69% - 2.11%
Expected dividend yield	0
Volatility factor	59% - 71%

Valuation Assumptions for Employee Stock Purchase Plans

The fair value of shares issued under the employee stock purchase plan was estimated on the commencement date of each offering period using the Black-Scholes option-pricing model with the following assumptions:

Year Ended
December 31, 2015
Expected Option Term (in years)	0.5
Risk-free interest rate	0.05% - 0.10%
Expected dividend yield	0
Volatility factor	47% - 76%

Expected volatilities are based on historical volatilities of our common stock; the expected life represents the weighted average period of time that options granted are expected to be outstanding giving consideration to vesting schedules and our historical

20

exercise and cancellation patterns; and the risk-free rate is based on the United States Treasury yield curve in effect at the time of grant for periods corresponding with the expected life of the option.

Stock Option Activity

The following table summarizes stock option activity for the year ended December 31, 2015:

	Number of Options	Weighted-Avg. Exercise Price	Weighted-Avg. Remaining Contractual Life	Aggregate Intrinsic Value (in thousands)
Outstanding as of December 31, 2014	11,587,079	$4.11	6.85	$115,324
Granted at fair market value	4,099,351
Exercised	(1,848,545)
Forfeited	(152,708)
Expired	(750)
Outstanding as of December 31, 2015	13,684,427	$8.08	6.98	$404,200

Exercisable as of December 31, 2015	8,138,490	$5.05	5.91	$265,081

Vested and unvested expected to vest as of December 31, 2015	13,682,848	$8.08	6.98	$404,143

The aggregate intrinsic value in the table above represents the total intrinsic value of the options outstanding, options exercisable and options vested and unvested which are expected to vest, based on the Company’s common stock closing price of $37.62 as of December 31, 2015, which would have been received by the option holders had all option holders exercised their options and sold the underlying common stock as of that date.

The weighted average grant date fair values of options, as determined under ASC 718, granted during the year ended December 31, 2015 was $9.90 per share. The total intrinsic value of options exercised during year ended December 31, 2015 was approximately $38.8 million. The total cash received from employees as a result of employee stock option exercises during 2015 was approximately $6.4 million.

As of December 31, 2015, future compensation cost related to non-vested stock options is approximately $41.1 million and will be recognized over an estimated weighted average period of approximately 2.42 years.

Restricted Stock Unit Activity

The fair market value of RSUs is expensed over the period of vesting. RSUs generally vest over a four-year period in equal installments on each anniversary of the grant date. The fair value of RSUs was determined based on the closing market price of the underlying stock on the grant date. The following table summarizes our RSU activity:

	Number of Shares	Weighted-Avg. Remaining Contractual Life	Aggregate Intrinsic Value (in thousands)
Unvested as of December 31, 2014	486,174	1.36	$6,836
Granted	264,250
Vested	(161,027)
Forfeited	(16,646)
Unvested as of December 31, 2015	572,751	1.20	$21,547

Vested and unvested expected to vest as of December 31, 2015	481,905	1.05	$18,129

As of December 31, 2015, there was $3.9 million of total unrecognized compensation cost related to unvested restricted stock units. This expense, net of forfeitures, is expected to be recognized over a weighted average period of approximately 2.19 years.

21

The intrinsic value of restricted stock units vested during the year ended December 31, 2015 was approximately $2.7 million.

On January 22, 2016, the Company completed an Agreement and Plan of Merger pursuant to which Dyax became a wholly owned subsidiary of Shire plc. At that time, all outstanding shares of common stock were acquired by Shire plc and all outstanding RSUs and incentive and nonqualified stock options to purchase shares of common stock were cashed out and cancelled. See Note 13, Subsequent Event.

10. EMPLOYEE SAVINGS AND RETIREMENT PLANS

The Company has an employee savings and retirement plan (the "Retirement Plan"), qualified under Section 401(k) of the Internal Revenue Code, covering substantially all of the Company's employees. Employees may elect to contribute a portion of their pretax compensation to the Retirement Plan up to the annual maximum allowed under the Retirement Plan. Employees are 100% vested in company matching contributions which have been 50% of employee contributions up to 6% of eligible pay. For the year ended December 31, 2015, the Company's matching contributions amounted to $528,000.

On January 21, 2016, the Company’s Retirement Plan was terminated prior to the completion of their merger with Shire plc on January 22, 2016. The termination was contingent on the closing of the merger and all participants in the Retirement Plan became fully vested in their accounts as of the termination date. See Note 13 Subsequent Events for more information.

11. INCOME TAXES

Deferred tax assets and deferred tax liabilities are recognized based on temporary differences between the financial reporting and tax basis of assets and liabilities using future enacted rates. A valuation allowance is recorded against deferred tax assets for which the Company determines that it does not meet the criteria under ASC 740.

The provision for income taxes for continuing operations was calculated at rates different from the United States federal statutory income tax rate for the following reasons:

Year Ended December 31,
2015
Statutory federal income taxes	34.0%
State income taxes, net of federal benefit	3.6%
General business credit	14.8%
Stock compensation, including cancellations	(1.6)%
Other	(0.9)%
Nondeductible Acquisition Costs	(4.7)%
Valuation allowance	(45.2)%
Effective income tax rate	—%

The principal components of the Company's deferred tax assets and liabilities are as follows:

Year Ended December 31,
2015
(In thousands)
Net Deferred Tax Asset:
Research credit carryforwards	$87,668
Capitalized research and development costs	18,824
Stock based compensation	8,015
Deferred revenue	1,955
Accrued expenses	1,130
Depreciation and amortization	263
Other	4,449
Net operating loss carryforwards	124,882
Total gross deferred tax asset	247,186
Valuation allowance	(247,186)
Net deferred tax asset	$ —

22

As of December 31, 2015, the Company had federal tax net operating loss carryforwards (NOLs) of $400.2 million, available to reduce future taxable income, which expire at various times beginning in 2018 through 2035. The Company also had federal research and experimentation and orphan drug credit carryforwards of approximately $81.7 million as of December 31, 2015, available to reduce future tax liabilities which will expire at various dates beginning in 2018 through 2035. The Company had state tax net operating loss carryforwards of approximately $94.6 million as of December 31, 2015, available to reduce future state taxable income, which will expire at various dates beginning in 2029 through 2035. The Company also had state research and development and investment tax credit carryforwards of approximately $9.1 million as of December 31, 2015, available to reduce future tax liabilities which expire at various dates beginning 2016 through 2030.

Included in the Company’s NOL carryforward of $400.2 million are approximately $47.3 million of tax deductions from the exercise of stock options at December 31, 2015. The Company has recorded a deferred tax asset of approximately $1.8 million at December 31, 2015 reflecting the benefit of the deduction from the exercise of stock options which has been fully reserved until it is more likely than not that the benefit will be realized. The benefit from these deductions will be recorded as a credit to additional paid-in capital if and when realized through a reduction of taxes paid in cash.

As required by ASC 740, management of the Company has evaluated the positive and negative evidence bearing upon the reliability of its deferred tax assets, which are comprised principally of NOL carry forwards, research and experimentation credit carryforwards, and capitalized start up expenditures and research and development expenditures amortizable over ten years straight-line.  Management has determined at this time that it is more likely than not that the Company will not recognize the benefits of its federal and state deferred tax assets and, as a result, a valuation allowance of approximately $247.2 million has been established at December 31, 2015.

Utilization of the NOLs and tax credit carryforwards may be subject to a substantial annual limitation due to ownership change limitations that have occurred previously or that could occur in the future, as provided by Section 382 of the Internal Revenue Code of 1986 (Section 382), as well as similar state and foreign provisions. Ownership changes may limit the amount of NOLs and tax credit carryforwards that can be utilized annually to offset future taxable income and tax. In general, an ownership change, as defined by Section 382, results from transactions that increase the ownership of 5% shareholders or public groups in the stock of a corporation by more than 50 percent in the aggregate over a three-year period. The Company has completed studies through December 31, 2014, to determine whether any ownership change has occurred since the Company's formation and has determined that transactions have resulted in two ownership changes, as defined by Section 382. On January 22, 2016, the Company completed an Agreement and Plan of Merger pursuant to which Dyax became a wholly owned subsidiary of Shire plc which would also represent an ownership change.

As of December 31, 2014, the Company’s federal tax NOLs available to reduce future taxable income without limitation are $280.2 million, which expire at various times beginning in 2024 through 2034. The Company’s federal research and experimentation and orphan drug credit carryforward as of December 31, 2014 available to reduce future tax liabilities without limitation are $63.3 million, which will expire at various dates beginning in 2024 through 2034. In addition, the Company has NOL and federal tax credits that are subject to limitation and expire at various times beginning in 2018 through 2024. These NOLs and federal tax credits of $67.2 million and $4.8 million, respectively, may be utilized in part, subject to an annual limitation. The cumulative annual limitation as of December 31, 205 as large enough to allow the Company to utilize the $67.2 and $4.8 million of NOL and federal tax credits to currently offset income until expiration. However, additional ownership changes after December 31, 2014 could restrict the use of the Company’s NOLs and federal tax credits.

The tax years 1998 through 2015 remain open to examination by major taxing jurisdictions to which the Company is subject, which are primarily in the United States, as carryforward attributes generated in years past may still be adjusted upon examination by the Internal Revenue Service or state tax authorities if they have or will be used in a future period. The Company is currently not under examination in any jurisdictions for any tax years.

12. LITIGATION AND CONTINGENCIES

As of December 31, 2015, there were no active legal proceedings that were expected to be material to the Company. The Company makes provisions for claims specifically identified for which it believes the likelihood of an unfavorable outcome is probable and reasonably estimable. The Company records at least the minimum estimated liability related to claims where there is a range of loss and the loss is considered probable and no estimate within the range is better than any other. As additional information becomes available, the Company assesses the potential liability related to its pending claims and revises its estimates. Future revisions in the estimates of the potential liability could materially impact the results of operations and financial position. The Company maintains insurance coverage that limits the exposure for any single claim as well as total amounts incurred per policy year, and it believes that its insurance coverage is adequate. The Company makes every effort to use the best information available in determining the level of liability reserves.

23

In the ordinary course of business, the Company may provide indemnification of varying scope and terms to vendors, lessors, business partners, and other parties with respect to certain matters including, but not limited to, losses arising out of breach of such agreements or from intellectual property infringement claims made by third parties. In addition, the Company has entered into indemnification agreements with members of its board of directors that will require the Company, among other things, to indemnify them against certain liabilities that may arise by reason of their status or service as directors or officers. The maximum potential amount of future payments the Company could be required to make under these indemnification agreements is, in many cases, unlimited. To date, the Company has not incurred any material costs as a result of such indemnifications. The Company does not believe that the outcome of any claims under indemnification arrangements will have a material effect on its financial position, results of operations or cash flows, and it has not accrued any liabilities related to such obligations in its financial statements as of December 31, 2015.

13. SUBSEQUENT EVENT

On November 2, 2015, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”), with Shire Pharmaceuticals International, a company incorporated in Ireland (“Parent”), Parquet Courts, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”) and Shire plc, a company incorporated in Jersey (“Parent Holdco”). Upon the terms and subject to the conditions set forth in the Merger Agreement, on January 22, 2016, Merger Sub was merged with and into Dyax and the separate corporate existence of Merger Sub ceased, pursuant to the provisions of the General Corporation Law of the State of Delaware (DGCL), as provided in the Merger Agreement, with Dyax being the surviving corporation (the “Merger”). Parent Holdco has guaranteed the performance by Parent and Merger Sub of their obligations under the Merger Agreement.

On January 22, 2016 (the “Effective Time”), each issued and outstanding share of the common stock of Dyax was cancelled and converted into the right to receive (a) $37.30 per share in cash, subject to any applicable withholding of taxes, without interest and (b) one (1) contractual contingent value right per share (each, a “CVR”), which represents the right to receive a contingent payment of $4.00 in cash, without interest, if the specified milestone, as defined below, is achieved, pursuant to a Contingent Value Rights Agreement (the “CVR Agreement”).

The Company’s board of directors had previously unanimously (i) approved and declared advisable the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Merger, upon the terms and subject to the conditions set forth in the Merger Agreement, (ii) determined that the Merger Agreement and such transactions are fair to, and in the best interests of, Dyax and its stockholders (other than Parent Holdco, Parent and its subsidiaries) and (iii) resolved to recommend that Dyax’s stockholders approve the adoption of the Merger Agreement. Stockholders of the Company approved the merger on January 21, 2016.

Parent Holdco also entered into the CVR Agreement with a rights agent mutually agreeable to Parent Holdco and Dyax governing the terms of the CVR portion of the merger consideration. Each CVR represents the right to receive a contingent payment of $4.00 in cash, without interest, upon receipt, prior to December 31, 2019, of approval from the U.S. Food and Drug Administration (“FDA”) of a biologic license application for DX-2930 that does not require, among other things, the inclusion of a “boxed warning” (as defined in 21 CFR §201.57(c)(1)) in the product labeling and the implementation of a risk evaluation and mitigation strategy with elements to assure safe use required by the FDA (other than elements limited to the distribution of educational materials). This approval would grant the right to market and sell DX-2930 in the United States in accordance with applicable law for the prevention of attacks of Type 1 and Type 2 hereditary angioedema in patients with Type 1 or Type 2 hereditary angioedema. The right to the CVR portion of the merger consideration as evidenced by the CVR Agreement is a contractual right only and will not be transferable, except in the limited circumstances specified in the CVR Agreement.

Costs incurred through December 31, 2015 associated with the Merger Agreement totaling $8.3 million have been classified as selling, general and administrative expense on the statements of operations and comprehensive loss.

Management has evaluated events since December 31, 2015 through March 17, 2016 and determined that no additional subsequent events require disclosure.

24